EXHIBIT 21

SUBSIDIARIES

Name	Jurisdiction of Organization
Properties I LLC	United States
Properties II LLC	United States
Properties III LLC	United States
Properties IV LLC	United States
Properties V LLC	United States
Properties VI LLC	United States
Properties VII LLC	United States
The Bayview Trust	United States

The above list of subsidiaries includes Hewitt Holdings LLC’s (“Hewitt Holdings”) subsidiaries at September 30, 2003. On July 1, 2003, Hewitt Holdings distributed its shares of Class B common stock of Hewitt Associates, Inc. (“Hewitt Associates”) to its owners, with the exception of certain owners resident outside the United States who continue to hold their shares through Hewitt Holdings (the “Distribution”). The Distribution reduced Hewitt Holdings’ interest in Hewitt Associates to approximately 2% so that Hewitt Holdings no longer consolidates the results of Hewitt Associates, but accounts for the remaining investment in Hewitt Associates using the equity method of accounting. As a result, Hewitt Associates and its subsidiaries are not included in the above listing.